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                                                                     EXHIBIT 3.5

                        BELLWETHER EXPLORATION COMPANY

               MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
                        HELD AT THE HOUSTON CENTER CLUB
                                 1100 CAROLINE
                             HOUSTON, TEXAS 77010
                           FRIDAY, NOVEMBER 21, 1997

            Present:          Mr. J. Darby Sere (in the chair)
                              Mr. Vincent H. Buckley
                              Mr. A. K. McLanahan
                              Mr. C. Barton Groves
                              Mr. Habib Kairouz
                              Dr. Jack Birks
                              Mr. Townes G. Pressler

            Absent:           Mr. J. P. Bryan
                              Mr. Charles C. Green, III

            In Attendance:    Mr. William C. Rankin
                              Mr. Michael B. Smith
                              Ms. Mary Lou Fry

The Board was presented with a proposal to amend the Bylaws of the Company effective November 21, 1997. Upon motion duly made and seconded, it was unanimously,

     RESOLVED, that Article II, Section 2.2 of the Company's Bylaws shall be and hereby is amended in its entirety to read as follows:

          Section 2. Annual meeting of stockholders, commencing with the year 1998, shall be held at a time and date designated at the discretion of the Board of Directors, said time and date to be stated within the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.